Exhibit No. 99

UNITED RETAIL GROUP RETIREMENT

SAVINGS PLAN

For the Year Ended December 31, 2003

Page
Independent Auditors' Reports	1 & 2
Statements of Net Assets Available for Plan Benefits	3
Statements of Changes in Net Assets Available for Plan Benefits	4
Notes to Financial Statements	5 - 10
Supplemental Information
Schedule of Assets Held for Investment Purposes	11

Independent Auditors’ Report

To the Board of Directors of United Retail Group, Inc.
and the Plan Administrator of the United Retail Group
Retirement Savings Plan

We have audited the accompanying statement of net assets available for benefits of United Retail Group Retirement Savings Plan (the “Plan”) as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purposes of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

AMPER, POLITZINER & MATTIA, P.C.

March 8, 2004
Flemington, New Jersey

Independent Auditors’ Report

To the Board of Directors of United Retail Group, Inc.
and the Plan Administrator of the United Retail Group
Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits of the United Retail Group Retirement Savings Plan as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ARY, ROEPCKE & MULCHAEY, P.C.
ARY, ROEPCKE & MULCHAEY, P.C.

March 31, 2003
Columbus, Ohio

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Statements of Net Assets Available for Plan Benefits

		December 31,
		2003	2002
	Assets

Investments, at fair value		$9,303,253	$7,368,404
Participant loans		394,723	377,478
		9,697,976	7,745,882

Contributions receivable
Employer		-	7,321
Participants		-	25,386
Total contributions receivable		-	32,707

Total assets		$9,697,976	$7,778,589

	Liabilities

Administrative fees payable		4,702	4,445

Net assets available for benefits		$9,693,274	$7,774,144

See accompanying notes to financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Statements of Changes in Net Assets Available for Plan Benefits

	For the Years Ended December 31,
	2003	2002

Additions to net assets attributed to
Investment income:
Interest and dividends	$74,149	$115,346
Net appreciation (depreciation) in fair value of investments	1,545,429	(1,891,636)
	1,619,578	(1,776,290)

Contributions:
Employer	221,192	240,887
Participants	811,270	951,266
Rollovers	36,664	144,354
	1,069,126	1,336,507

	2,688,704	(439,783)

Deductions from net assets attributed to
Distributions to participants	737,048	842,374
Administrative expenses	32,526	29,412
Total deductions	764,574	871,786

Net increase (decrease)	1,919,130	(1,311,569)

Net assets available for plan benefits-beginning	7,774,144	9,085,713

Net assets available for plan benefits-ending	$9,693,274	$7,774,144

See accompanying notes to financial statements.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Notes to Financial Statements

Note 1 — Description of the Plan

General

The United Retail Group Retirement Savings Plan (the “Plan”) is a defined contribution plan covering certain non-union employees of United Retail Group, Inc. and its affiliates, United Retail Holding Corporation, United Retail Incorporated, United Retail Logistics Operations Incorporated and Cloudwalkers, Inc. (the “Company” or “Employer”), who are at least 21 years of age and have completed 1,000 or more hours of service during their first consecutive 12 months of employment or any calendar year beginning in or after their first consecutive 12 months of employment. Employees of the Employer who are covered by a collective bargaining agreement, are not eligible to participate in the Plan.

A Committee, the members of which are appointed by the Board of Directors of the Employer, administers the Plan.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Participant Contributions

A participant may elect to make a voluntary tax-deferred contribution of 1% to 25% of his or her annual compensation up to the maximum permitted by the Internal Revenue Code (the “Code”), adjusted annually. Participant contributions may be limited for highly compensated associates by Internal Revenue Service (“IRS”) non-discrimination rules. Administrative expenses of the Plan will be allocated to participants’ accounts, unless the Employer elects to pay any or all of such costs.

The Plan allows participants to direct the investment of their contributions and the related Employer’s matching contributions among several investment funds.

Employer Contributions

The Employer matches 50% of the first 3% of a participant’s voluntary contributions. To the extent participant contributions are limited by IRS non-discrimination rules, employer contributions may be limited as well.

Vesting

A participant is fully and immediately vested for voluntary and rollover contributions and is credited with a year of vesting service in the Employer’s contributions for each Plan year that he or she is credited with at least 500 hours of service. A summary of vesting percentages in the Employer’s contributions follows:

Years of Service	Percentage
Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years or more	100%

Forfeitures

Forfeitures are used to reduce the Employer’s required contributions or to pay administrative expenses.

Payment of Benefits

The full value of participants’ accounts becomes payable upon retirement, disability, or death. Upon termination of employment for any other reason, participants’ accounts, to the extent vested, become payable. Participants will receive the benefit to which they are entitled in the form of (1) lump-sum cash distribution, with those participants holding shares of Employer Securities having the option of receiving shares for all or part of the portion of their account invested in Employer Securities, (2) if eligible a payment directly to an eligible retirement plan specified by the Participant or (3) if the account balance is greater than $5,000 and the Participant has attained age 70½, cash installments over a period not extending beyond the life expectancy of the Participant or the joint and last survivor life expectancies of the Participant and a designated Beneficiary. Those participants with vested account balances more than $5,000 have the option of leaving their accounts invested in the Plan until age 70½.

Participants may make in-service withdrawals of all vested amounts if they have attained the age of 59½.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The Plan’s financial statements have been prepared on the accrual basis of accounting.

Use of Estimates

The Plan prepares its financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Mutual funds are stated at fair value as determined by quoted market prices, which represents the net asset value of shares held by the Plan at year-end. Common stock is valued as determined by quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net realized and unrealized gains and losses are recorded in the accompanying statement of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

Brokerage fees are added to the acquisition costs of assets purchased and subtracted from the proceeds of assets sold.

Mutual Fund Fees

Underlying investments in mutual funds are subject to sales charges in the form of front-end loads, back-end loads or 12b-1 fees. 12b-1 fees, which are ongoing fees allowable under Section 12b-1 of the Investment Company Act of 1940, are annual fees deducted to pay for marketing and distribution costs of the funds. These fees are deducted prior to the allocation of the Plan’s investment earnings activity and thus not separately identifiable as an expense.

Benefit Payments

Benefits are recorded when paid.

Note 3 — Participant Loans

Participants are permitted to borrow from their account the lesser of $50,000 or 50% of the vested balance of their account for a term of not more than five years with repayment made from payroll deductions. All loans become due and payable in full upon a participant’s termination of employment with the Employer. The borrowing constitutes a separate earmarked investment of the participant’s account. Interest on the borrowing is based on a formula using the published prime rate on the date of application.

Note 4 — Tax Status

The Plan obtained its latest determination letter on July 15, 2003 in which the IRS stated that the Plan was in compliance with the applicable requirements of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

Note 5 — Investments

Investments that represent 5% or more of the Plan’s net assets as of December 31, 2003 and 2002 are as follows:

	2003	2002

United Retail Group, Inc. Common Stock	$990,251	$ -
Scudder U.S. Treasury Money Fund	2,304,970	2,641,386
Scudder Balanced Fund	1,545,943	1,455,461
Scudder Growth and Income Fund	1,804,354	1,397,716
Baron Growth Fund	964,479	627,087
Templeton Foreign	527,673	-

The personal access accounts (self-directed brokerage accounts) shown on the attached supplemental schedule consisted of the following at December 31:

	2003	2002

Cash and cash equivalents
SSGA Money Market Fund	$33,574	$7,950

Employer stock
United Retail Group, Inc., 167,353 shares	495,365	-

Equities
Altria Group, Inc.	8,894	6,525
Galyans Trading, Inc.	72,240	-
American Express	16,661	12,104
Exxon Mobil Corp.	12,804	10,624
Time Warner, Inc.	2,878	2,096
Adelphia Business Solutions, Inc.	3	10
Adelphia Communications	464	68

Allegiance Telecom, Inc.	28	643
Cablevision Systems Corp. NY Group	29,471	21,092
Covad Communications Group, Inc.	5,261	1,457
Motorola, Inc.	16,553	10,198
Emagin	-	17,800

Mutual funds
Fidelity Advisor Technology	7,574	4,797

	$701,770	$95,364

The Plan’s investments (including investments bought, sold and held during the year) appreciated (depreciated) in value as follows:

	2003	2002
Investments at fair value as determined by quoted market price:
Shares of regsitered investment companies	$1,015,794	($1,403,037)
United Retail Group, Inc. common stock	327,793	(394,416)
Various common stock	201,842	(94,183)
	$1,545,429	($1,891,636)

Note 6 — Related Party Transactions

The Plan’s investments are held by Scudder Trust Company, who manages certain mutual funds in which the Plan invests; thus these transactions qualify as party in interest transactions.

Note 7 — Plan Termination

Although the Employer has not expressed any intent to do so, the Employer has the right under the Plan to discontinue their contributions at any time. United Retail Group, Inc. has the right at any time, by action of its Board of Directors, to terminate the Plan subject to the provisions of ERISA. Upon Plan termination or partial termination, participants will become fully vested in their accounts.

Note 8 — Risks and Uncertainties

The Plan provides for investment options in employer securities and mutual funds. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

UNITED RETAIL GROUP RETIREMENT SAVINGS PLAN

Employer Identification No. 51-0303670, Plan No. 003

Schedule H, Line 4I

Schedule of Assets Held for Investment Purposes

December 31, 2003

(a)	(b)	(c)	(d)
	Identity of Issuer, Borrower, Lessor or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Current Value

*	United Retail Group, Inc.	Common stock, 166,882 shares	$494,886

*	Scudder U.S. Treasury Money Fund, Class S	Mutual fund, 2,304,970 shares	2,304,970

*	Scudder Balanced Fund, Class S	Mutual fund, 92,461 shares	1,545,943

*	Scudder Growth and Income Fund, Class S	Mutual fund, 89,591 shares	1,804,354

	Baron Growth Fund	Mutual fund, 27,214 shares	964,479

	Templeton Foreign Fund, Class A	Mutual fund, 49,593 shares	527,673

*	Scudder Short Term Bond Fund, Class S	Mutual fund, 22,205 shares	234,039

*	Scudder S&P 500 Index Fund, Class S	Mutual fund, 17,795 shares	263,183

*	Scudder Dreman High Return Equity Fund, Class A	Mutual fund, 4,828 shares	184,320

	MFS Total Return Fund, Class A	Mutual fund, 16,548 shares	249,873

	Federated Mid Cap Index Fund	Mutual fund, 1,463 shares	27,763

**	Self directed brokerage/ personal access accounts	Various equities	701,770

	Participant loans	Interest from 4% to 9.5%	394,723

			$9,697,976

_______

* Party-in-interest to the Plan.

** Includes $495,365 (167,353 shares) of United Retail Group, Inc. common stock.

See accompanying independent auditors’ report.